UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Joy Global Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	39-1566457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780, Milwaukee, WI	53202
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

(Title of each class to be so registered)	(Name of each exchange on which each class is to be registered)
Common Stock, par value $1.00	New York Stock Exchange LLC
Preferred Stock Purchase Rights	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A relates to the registration of common stock, par value $1.00 per share (the “Common Stock”), of Joy Global Inc., a Delaware corporation, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, in connection with the listing of the Common Stock on the New York Stock Exchange.  The shares of Common Stock being registered hereby include associated preferred stock purchase rights, which attach to, and trade with, the shares of Common Stock (the “Preferred Stock Purchase Rights”).  The Common Stock is presently quoted on the NASDAQ Global Select Market.  Upon the commencement of trading of the Common Stock on the New York Stock Exchange, the registrant will voluntarily withdraw the listing of the Common Stock on the NASDAQ Global Select Market.

The registrant hereby incorporates by reference herein the description of its Common Stock set forth under the heading “Description of Common Stock” in the prospectus forming part of its registration statement on Form S-3 (File No. 333-177189), originally filed with the Securities and Exchange Commission on October 6, 2011, as may be further amended from time to time.

The registrant hereby incorporates by reference herein the description of its Preferred Stock Purchase Rights in the registration statement on Form 8-A (File No. 000-49927), originally filed with the Securities and Exchange Commission on July 17, 2002, and in the Rights Agreement, dated as of July 16, 2002, between the registrant and American Stock Transfer and Trust Company, as rights agent, including the Form of Certificate of Designations, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B and C, filed as Exhibit 4.1 to the Form 8-A filed with the Securities and Exchange Commission on July 17, 2002, each as may be further amended from time to time.

Item 2.	Exhibits.

The exhibits filed herewith are set forth on the Exhibit Index and are hereby incorporated by reference herein.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 14, 2011
JOY GLOBAL INC.

	By:	/s/ Ricky T. Dillon
Ricky T. Dillon
Vice President, Controller and
Chief Accounting Officer

Exhibit Index

Exhibit	Description

3.1
Amended and Restated Certificate of Incorporation of Joy Global Inc. (incorporated by reference to Exhibit 3.1 to current report of Joy Global Inc. on Form 8-K dated July 12, 2001, File No. 001-09299).

3.2
Amended and Restated Bylaws of Joy Global Inc. as amended on December 18, 2006 (incorporated by reference to Exhibit 3.2 to Annual Report of Joy Global Inc. on Form 10-K for the year ended October 28, 2006, File No. 001-09299).

3.3
Certificate of Designations of Series A Junior Participating Preferred Stock of Joy Global Inc. dated July 15, 2002 (incorporated by reference to Exhibit 3(a) to report of Joy Global Inc. on Form 10-Q for the quarter ended August 3, 2002, File No. 001-09299).

4.1
Rights Agreement, dated as of July 16, 2002, between Joy Global Inc. and American Stock Transfer and Trust Company, as rights agent, including the Form of Certificate of Designations, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B and C (incorporated by reference to Exhibit 4.1 to Joy Global Inc.’s Form 8-A filed on July 17, 2002, File No. 000-49927)